                                  EXHIBIT 12



                                                         1997            1996             1995            1994            1993
Net Earnings Before
  Extraordinary Item                                  30,384,643       19,839,374       12,707,271      8,915,373       3,521,914


Fixed Charges:
  Interest (Excluding Capitalized Interest)           11,477,929        7,206,291        3,834,388        497,670         381,075
  Amortization of Loan Costs                             825,014          748,638          322,176        254,080          20,421
                                                      ----------       ----------       ----------      ---------       ---------
                                                      12,302,943        7,954,929        4,156,564        751,750         401,496
Net Earnings Before Extraordinary
  Item and Fixed Charges                              42,687,586       27,794,303       16,863,835      9,667,123       3,923,410

Divided by Fixed Charges (Including Capitalized
  Interest):
  Fixed Charges                                       12,302,943        7,954,929        4,156,564        751,750         401,496
  Capitalized Interest                                   133,202                0                0              0               0
                                                      ----------       ----------        ---------      ---------       ---------
                                                      12,436,145        7,954,929        4,156,564        751,750         401,496

                                                      ----------       ----------        ---------      ---------       ---------
Ratio of Net Earnings to Fixed Charges                      3.43             3.49             4.06          12.86            9.77
                                                      ==========       ==========        =========      =========       =========